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                                                                      Exhibit 11
                                                                      ----------









                        CORTLAND BANCORP AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
              -----------------------------------------------------

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





                                         Years ended December 31,
                                 -----------------------------------------
                                      1996            1995            1994
                                 ---------       ---------       ---------

Average shares outstanding       1,075,621       1,052,366       1,033,028

Net Income ($000 Omitted)           $4,110          $3,289          $3,083

Earnings per share                   $3.82           $3.13           $2.98

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